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                                   EXHIBIT 5

                              Opinion of Counsel

Community Banks, Inc.
150 Market Square
Millersburg, PA 17061

Re:      Community Banks, Inc. 2000 Directors
         Stock Option Plan Form S-8 Registration

Gentlemen:

This opinion is rendered in connection with the Registration Statement filed on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, under which up to 200,000 shares of common stock of Community Banks, Inc. ("Community"), par value $5.00 per share, are to be registered pursuant to the 2000 Directors Stock Option Plan adopted by Community's Board of Directors and Shareholders.

We have reviewed the corporate proceedings relating to the proposed stock offering and such other legal matters as we have deemed appropriate for the purpose of this opinion. Based on the foregoing, and assuming all necessary shareholder and governmental approvals, we are of the opinion that the shares of common stock covered by the aforesaid Registration Statement will, when issued in accordance with the terms set forth in the Prospectus, applicable law and the Bylaws of Community, be validly issued, fully paid and nonassessable by Community.

We hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement.

                                                  Very truly yours,

                                                  METTE, EVANS & WOODSIDE


                                                  By  /s/ Bradley A. Walker
                                                    ----------------------------
                                                      Bradley A. Walker, Esquire